Exhibit 99.1

AmerAlia, Inc.
Audit Committee Charter
Adopted by the Board of Directors effective May 6, 2000, as amended April 16, 2001, as amended May 6, 2002, and as amended September 9, 2002

I.      Organization and Qualifications

There shall be a committee of the Board of Directors of AmerAlia, Inc. to be known as the Audit Committee.

Independence.  The Audit Committee shall be composed of a minimum of three directors, each of whom is independent of the management of the Corporation and is free of any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment as a member of the Audit Committee.   Each member shall otherwise be considered “independent” as defined in Nasdaq Marketplace Rule 4200(a)(14), as such rule may be amended from time-to-time.1

Financial Literacy.  All members of the Audit Committee must be able to read and understand fundamental financial statements (including a balance sheet, income statement, and cash flow statement) and shall have a working familiarity with basic finance and accounting practices.

At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background (including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities).

1     As of September 10, 2002, Nasdaq Marketplace Rule 4200(a)(14) reads as follows:  “Independent director” means a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

(A) a director who is employed by the corporation or any of its affiliates for the current year or any of the past three years;

(B) a director who accepts any compensation from the corporation or any of its affiliates in excess of $60,000 during the current or previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation. Immediate family includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home;;

(C) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the corporation or any of its affiliates as an executive officer;

(D) a director who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the corporation made, or from which the corporation received, payments (other than those arising solely from investments in the corporation’s securities) that exceed 5% of the corporation’s or organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

(E) a director who is employed as an executive of another entity where any of the company’s executives serve on that entity’s compensation committee.

Under §10A(m)(3) of the Securities Exchange Act of 1934 (as amended by the Sarbanes Oxley Act of 2002), no member of the Audit Committee may accept any consulting, advisory or other compensatory fee from AmerAlia (other than in his or her capacity as a member of the Audit Committee, another committee, or the board of directors), or be an affiliated person of AmerAlia or any subsidiary thereof.

Selection.  The members of the committee shall be elected by the Board of Directors at its annual meeting and shall serve thereafter until their successors shall be duly elected.   The members of the Audit Committee may designate a Chair by majority of the full committee membership.

II.           Purpose

The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation.

In doing so, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, and the financial management of the corporation.  The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls or auditing matters; and for the confidential, anonymous submission by employees of AmerAlia and its subsidiaries of concerns regarding questionable accounting or auditing matters.  These procedures shall be set forth in AmerAlia’s employee manual or other appropriate document, and shall be adapted to comply with rules that the Securities and Exchange Commission may adopt under §10A(m)(4) of the Securities Exchange Act of 1934.

The independent auditors shall be accountable to the Audit Committee and to the Board of Directors as representative of the shareholders.

III.      Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions; and to ensure to the directors and shareholders the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.  In carrying out these responsibilities, the Audit Committee will:

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Appoint, approve the compensation for, and oversee the work of the independent auditors to be selected for the purpose of preparing or issuing an audit report or related work for the corporation and its divisions and subsidiaries.2

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Pre-approve all audit services that the auditor may provide to AmerAlia or any subsidiary (including, without limitation, providing comfort letters in connection with securities underwritings or statutory audits) as required by §10A(i)(1)(A) of the Securities Exchange Act of 1934 (as amended by the Sarbanes-Oxley Act of 2002).

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Pre-approve all non-audit services (other than certain de minimis services described in §10A(i)(1)(B) of the Securities Exchange Act of 1934 (as amended by the Sarbanes-Oxley Act of 2002) that the auditors propose to provide to AmerAlia or any of its subsidiaries.

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Receive from the independent auditors on not less than an annual basis a formal written statement delineating all relationships between the auditor and AmerAlia.  This statement shall be consistent with Independence Standard Board Standard #1.  (i)  The Audit Committee shall thereafter engage in a dialogue with the auditor with respect to any disclosed relationships or services that (in the opinion of the Audit Committee) may impact the objectivity and independence of the auditor.  (ii)  The Audit Committee shall take, or recommend the Board of Directors take, appropriate action to oversee the independence of the outside auditor, including (without limitation) consideration of appointment of a new firm of independent auditors.

2  Pursuant to §10A(m)(2) of the Securities Exchange Act of 1934 (as amended by the Sarbanes-Oxley Act of 2002), AmerAlia’s auditors shall report directly to the Audit Committee.

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Meet with the independent auditors and financial management of the corporation at a minimum of once a quarter (i) to review any comments or recommendations of the independent auditors; (ii) to discuss the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU section 380), as may be modified or supplemented; (iii) to review the adequacy and effectiveness of the accounting and financial controls of the corporation; (iv) to assess the quality of earnings; and (v) to review the annual report to shareholders to ensure the independent auditors are satisfied with the disclosure and content of the financial statements and other financial information presented to the shareholders.

•	Review current financial results and interim financial statements with management and the independent auditor as the Audit Committee deems appropriate

•	Inquire of management and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

•	Review accounting and financial human resources and succession planning within the company.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•	Conduct an appropriate review of and approve all related party transactions3 on an ongoing basis and the Audit Committee shall review potential conflict of interest situations where appropriate.4

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In addition to the above-mentioned meetings and as part of the Audit Committee’s job to foster open communication, the committee should meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters the committee or each of these groups believe should be discussed privately.

IV. Sarbanes-Oxley Act of 2002

Under §10A(m)(2) of the Securities Exchange Act of 1934 (as amended by the Sarbanes-Oxley Act of 2002), the Audit Committee understands its obligations to be directly responsible for the appointment, compensation, and oversight of the work of AmerAlia’s auditors.  This responsibility includes the resolution of disagreements between management and the auditor regarding financial reporting matters.

3   The term “related party transaction” should be read consistent with SEC Regulation S-K, Item 404(a).  Generally, a related party is one who has the ability to exercise control or significant influence over another party, to the extent that one of the parties may be prevented from pursuing its own separate interests.

4    Nasdaq Marketplace Rule 4350(h).  The Audit Committee recognizes that management must bring such transactions to the attention of the audit committee, and consequently requests management to do so prior to the completion of any related party or conflicting interest transaction.

The Audit Committee will work with management, AmerAlia’s auditors, and counsel to develop a code of ethics for senior financial officers of AmerAlia as proposed by Section 406 of the Sarbanes-Oxley Act of 2002, and which will be the subject of future Securities and Exchange Commission rule-making.

In addition to the foregoing, the Audit Committee acknowledges AmerAlia’s responsibility to provide for appropriate funding as the Audit Committee may determine for the payment of compensation to the auditors employed by AmerAlia for the purpose of rendering or issuing an audit report and to any advisers employed by the Audit Committee, which advisors the Audit Committee may determine to be necessary for it to carry out its duties under this charter or otherwise as may be required by law.5

V.         Annual Review and Assessment

The Audit Committee will review and assess this charter and (to the extent necessary) amend or modify this charter on not less than an annual basis.

5 The Audit Committee is authorized by the AmerAlia board of directors and §10A(m)(5) of the Securities Exchange Act of 1934 (as amended by the Sarbanes-Oxley Act of 2002) to engage independent counsel and other advisers as it determines necessary to carry out its duties.  §10A(m)(6) of the Securities and Exchange Act of 1934 (as amended by the Sarbanes-Oxley Act of 2002) requires AmerAlia to provide appropriate funding.